Exhibit 99.1

MONY	THE MONY GROUP	The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2472 212 708 2399 Fax	News Release MEDIA CONTACTS: Doug Myers 212 708 2472 Christopher Breslin 212 708 2435 INVESTOR CONTACT: Jay Davis 212 708 2917

The MONY Group Reports Fourth Quarter and Year-End Results

NEW YORK (February 6, 2003) – The MONY Group Inc. (NYSE: MNY) today reported results for the fourth quarter and year-ended December 31, 2002.

The company’s after-tax operating results for the fourth quarter reflect:

•	Final value payment of $31.3 million or $0.66 per share from the sale of its pension business

•	Venture capital income of $8.5 million or $0.18 per share

•	A restructuring charge related to expense actions taken by MONY Life in December which totaled $5 million or $0.10 per share

After taking into account the items outlined above, operating earnings were $33.1 million or $0.70 per share. Without these items, the company had an operating loss of $1.7 million or $0.04 per share for the quarter which includes $4 million or $0.09 per share in costs related to an acceleration in the amortization of deferred policy acquisition costs.

Net income for the fourth quarter of 2002 was $3.6 million or $0.08 per share after realized losses of $29.5 million or $0.62 per share. Realized losses include bond and venture capital impairments.

For the fourth quarter of 2001, the company reported operating income of $6.9 million or $0.14 per share before reorganization and other charges. Including a fourth quarter charge of $95 million or $1.99 per share and net realized gains on investment of $0.4 million or $0.01 per share, the company reported a net loss of $87.7 million or $1.84 per share.

“2002 marked the third consecutive year of market declines. While we generated increases in protection sales, in accumulation assets raised and in retail brokerage revenues on a year-over-year basis, our financial results were clearly affected by the difficult market and economic conditions,” said Michael I. Roth, chairman and CEO, The MONY Group Inc.

“The progress we are making is the result of our continued focus on strengthening our product and service offerings, broadening our distribution channels, and improving efficiencies. The success of our fixed annuity product, continued growth in the brokerage market and higher revenue from our municipal bond and fixed income sales and trading operation, demonstrate the momentum we are building.”

Full Year Results

Without the items below, the company’s operating income for the year ended December 31, 2002 was $20.5 million or $0.43 per share. After taking into account the items outlined below, operating earnings were $45.9 million or $0.97 per share:

•	Final value payment of $31.3 million or $0.66 per share from the sale of its pension business

•	Venture capital income of $3.6 million or $0.08 per share

•	A restructuring charge related to expense actions taken by MONY Life in December which totaled $5 million or $0.10 per share

•	Real estate litigation fees of $4.5 million or $0.10 per share taken during the second quarter

Operating results reflect $14 million or $0.29 per share in costs related to an acceleration in the amortization of deferred policy acquisition costs and increased death benefit reserves.

The company had a net loss in 2002 of $23.3 million or $0.49 per share after net realized losses of $69.2 million or $1.46 per share.

Operating income for the year-ended December 31, 2001 was $42.1 million or $0.87 per share before a fourth quarter charge and venture capital results. Including a fourth quarter charge of $95 million or $1.95 per share, a venture capital loss of $9.1 million or $0.19 per share and a net realized gain on investment of $1.2 million or $0.02 per share, the company had a net loss of $60.8 million or $1.25 per share.

An earnings summary is as follows:

($ in million except share data and per share amount)

	($ millions After Tax)	Three Months Ended 12/31/02	Three Months Ended 12/31/01	Year Ended 12/31/02	Year Ended 12/31/01
	Operating (Loss) Income, Excluding Items Listed Below:	($1.7)	$6.9	$20.5	$42.1

Plus:	Venture Capital Gains (Loss)	8.5	—	3.6	(9.1)

	Final Value Payment From Group Pension Sale	31.3	—	31.3	—

	Operating Losses in 4th Quarter Charge	(5.0)	(81.9)	(5.0)	(81.9)

	Litigation Related Charges			(4.5)

	Operating Income (Loss)	$33.1	($75.0)	$45.9	($48.9)

	Realized Gains (Losses) From Investments	(29.5)	0.4	(69.2)	1.2

	Realized Losses Included in 4th Quarter Charge		(13.1)		(13.1)

	Net Income (Loss)	$3.6	($87.7)	($23.3)	($60.8)

	Diluted Per Share Amounts:
	(See Note 1):
	Operating (Loss) Income,
	Excluding Items Listed Below:	($0.04)	$0.14	$0.43	$0.87

Plus:	Venture Capital Gains (Loss)	0.18	—	0.08	(0.19)

	Final Value Payment From Group Pension Sale	0.66	—	0.66	—

	Operating Losses in 4th Quarter Charge	(0.10)	(1.71)	(0.10)	(1.69)

	Litigation Related Charges			(0.10)

	Operating Income (Loss)	$0.70	($1.57)	$0.97	($1.01)

	Realized Gains (Losses) From Investments	(0.62)	0.01	(1.46)	0.02

	Realized Losses Included in 4th Quarter Charge		(0.28)		(0.26)

	Net Income (Loss)	$0.08	($1.84)	($0.49)	($1.25)

	Share Data (See Note 1):
	Weighted Average Shares Outstanding	46,923,822	47,786,913	47,582,799	48,608,378

	Plus: Incremental from assumed conversion of dilutive securities	180,266	—

	Weighted-average shares used in dilutive per share calculations	47,104,088	47,786,913	47,582,799	48,608,378

Note 1: 1,026,791; 1,227,397; and 1,333,745 shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended December 31, 2001 and for the years ended December 31, 2002 and 2001, respectively, because their inclusion would be anti-dilutive.

Developments

•	The Board of Directors of The MONY Group declared an annual cash dividend of $0.45 per share of common stock. The dividend was paid on December 23, 2002 to shareholders of record November 29, 2002.

•	As of December 31, 2002, book value was $41.26 per share (excluding accumulated comprehensive income).

•	In December, MONY Life Insurance Company took several actions to improve profitability by enhancing operating efficiencies and reducing costs. These actions included a nine percent reduction in the workforce, closing or merging several career agency system offices and the severing of contracts with financial professionals who weren’t meeting productivity requirements. In total, these actions are expected to yield approximately $40 million in annualized cost savings.

•	Sales of MONY Life’s fixed annuity continue to surpass expectations, generating $138 million in sales for the year, with $90 million coming in the fourth quarter. Contributing to the success of the new product was MONY Partners, which continued to expand its brokerage network and to increase its life and annuity production.

•	Demonstrating the synergies among MONY member companies and how MONY businesses are expanding their non-equity based product portfolios, Enterprise Group of Funds launched the Short Duration Bond Fund, which is subadvised by MONY Capital Management.

•	Corporate Strategies Group, MONY Life’s corporate-owned life insurance (COLI)/bank-owned life insurance (BOLI) wholesale organization, expanded its product offering through the creation and introduction of private placement products and the Pooled Benefit Trust, and received regulatory approval to market its COLI/BOLI product in New York State.

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, last survivor variable universal, group universal life and interest sensitive whole life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

New annualized and single life insurance premiums increased 30 percent to $279 million for the year driven by significantly higher bank-owned life insurance (BOLI) sales and continued strength from U.S. Financial Life Insurance Company. For the quarter, premiums decreased slightly to $60 million from $63 million in 2001.

Sales of bank-owned and corporate-owned life insurance were $148 million and $24 million for the year and quarter respectively in 2002 compared to $74 million and $19 million for the prior year periods.

U.S. Financial Life Insurance Company (USFL) premiums increased 22 percent to $18 million and 14 percent to $56 million for the quarter and year respectively. USFL continues to be a dominant market leader in providing specialty-risk life insurance and has quadrupled its recurring premiums since joining the MONY organization in late 1998.

In its first full-year of operation, MONY Partners sold $11 million in life insurance through the brokerage market, further broadening the company’s distribution channels.

Reflecting the company’s strategy to enhance productivity and decrease costs related to its career agency system, the total number of career financial professionals was reduced during the year. As a result, career agency protection sales, which were $14 million for the fourth quarter and $64 million for the year, were lower for both periods compared to the respective year-ago periods while productivity for financial professional employed during both 2002 and 2001 increased 9 percent over the same period.

Accumulation Segment

The MONY Group provides proprietary annuities and retail mutual funds through its career agency system, member companies and third-party broker-dealers.

Assets under management increased to $7.7 billion as of December 31, 2002 from $7.3 billion as of September 30, 2002 caused by a modest increase in the equity markets and positive flows of $132 million. Accumulation assets raised were $1.8 billion for the year.

MONY’s annuities division brought more innovative products to the market in quicker fashion during 2002, contributing to a 38 percent increase in annuity sales for the year and a 47 percent increase during the quarter. Annuity sales were $543 million for the year compared with $393 million for 2001. During the fourth quarter, annuity sales were $178 million compared with $121 million for the fourth quarter 2001.

The fixed annuity introduced late in the second quarter met the demands of investors for non-equity based products with sales of $138 million and $90 million for the year and fourth quarter of 2002 respectively. Sales through the brokerage channel accounted for $69 million and $48 million of sales for the year and fourth quarter respectively.

During 2002, the Enterprise group of mutual funds continued to introduce new offerings to respond to current market conditions and to expand its wholesaling activities to third-party broker-dealers. Sales of Enterprise mutual funds through third-party broker-dealers increased by 5 percent to $1 billion for the year and 23 percent to $262 million for the quarter. Offsetting this growth were declines for both periods in Enterprise fund sales through the company’s career agency system. As a result, Enterprise sales declined 6 percent for the year and increased 9 percent over the quarter.

Retail Brokerage & Investment Banking

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services to high-net worth individuals and small to mid-size business owner clients primarily through MONY’s Advest, Matrix Capital Markets Group and MONY Securities Corp. subsidiaries.

Retail brokerage revenues were $362 million and $92 million for the year and fourth quarter of 2002 respectively, compared with $322 million and $83 million for the prior-year periods. Full-year 2001 revenues are on a pro-forma basis.

Advest revenues were $77 million and $313 million for the fourth quarter and 2002 respectively, compared with $72 million and $275 million for the comparable periods in 2001. The increase was driven by higher municipal bond and fixed income sales and trading activity, largely a result of the addition of Lebenthal in late 2001.

Revenues from MONY Securities Corp., a registered securities broker-dealer for MONY’s career agency system, were relatively flat both year over year and quarter over quarter at $45 million and $12 million respectively.

Business Outlook

As discussed at its investor meeting in January, the company expects operating earnings of $0.30 to $0.35 per share in 2003 excluding venture capital income. This estimate reflects an increase in the company’s pension costs and the run-off of income from the sale of the company’s pension business. It also assumes a seven percent appreciation in the company’s assets under management and a continued low interest rate environment. MONY’s goals are to generate 10 percent increases in life insurance sales and retail brokerage revenues and $2.4 billion in accumulation sales. MONY also expects $40 million in expense savings.

“In 2003, we will build on our successes in the marketplace and look to further leverage our strengths in order to grow our core business, increase productivity and operate more efficiently,” said Mr. Roth. “We expect continued growth in life insurance and annuity production as we further expand distribution through the brokerage community. We are driving for further efficiencies and increased productivity from our career system and even stronger, more competitive products and services by our manufacturing units. And as the economy and markets stabilize over the course of the year, our mutual fund and retail brokerage units should be positively impacted.”

“With our new manufacturing/distribution business model now firmly in place, each of our business units is sharply focused on achieving its revenue growth, expense management and profitability targets,” said Mr. Roth. “We are already seeing the positive results of this approach in 2003, and expect to achieve significant, sustainable improvements in performance in 2004 and beyond.”

Forward Looking Statements

This release contains forward-looking statements concerning the Company’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning the Company’s operations, economic performance, prospects and financial condition for 2003 and the following years. The Company claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: we could have further venture capital losses; we could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; we could be required to take a goodwill impairment charge relating to our investment in Advest if the market deteriorates further; we could have to accelerate amortization of deferred policy acquisition costs if market conditions continue to deteriorate; we could have to write off investments in certain securities if the issuers’ financial condition deteriorates; actual death-claim experience could differ from our mortality assumptions; the New York Insurance Department could persist in its position that life insurance companies take into account realized capital losses for purposes of the dividend safe harbor under Section 4207(a) of the New York Insurance Law (as we believe the Department does not have the statutory authority to do) — a position that could give the Insurer of our Closed Block Notes the right to require us to redeem those notes; the Company could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for the Company’s products. The Company does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with $57 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional company information is available at www.mony.com.

Note: The MONY Group Inc. will host a conference call to discuss 4Q 2002 financial results at 9:00 a.m. (EST) on Thursday, February 6, 2003. The call can be heard via the Investor Relations link at www.mony.com.

SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company’s consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-month and full year periods ended December 31, 2002 and 2001.

Exhibit II presents certain summary consolidated balance sheet data as of December 31, 2002.

Exhibit III presents information regarding new business generated by the Company for the three-month and full year periods ended December 31, 2002 and 2001.

Exhibit I

THE MONY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	($ in millions, except share data and per share amounts)
Revenues:
Premiums	195.7	194.8	690.4	695.3
Universal life and investment-type product policy fees	44.3	55.1	200.5	207.2
Net investment income	194.9	146.0	737.3	692.1
Net realized (losses)/gains on investments	(83.9)	(18.3)	(153.0)	(12.3)
Group Pension Profits	60.3	3.5	82.3	30.7
Retail brokerage and investment banking	99.6	90.5	397.1	343.5
Other income	43.3	53.3	139.9	147.1

	554.2	524.9	2,094.5	2,103.6
Benefits and Expenses:
Benefits to policyholders	217.7	218.6	803.1	814.7
Interest credited to policyholders’ account balances	33.5	27.3	119.3	110.5
Amortization of deferred policy acquisition costs	35.7	60.4	156.1	158.8
Dividends to policyholders	16.2	66.9	188.0	236.6
Other operating costs and expenses	241.7	285.4	860.0	876.4

	544.8	658.6	2,126.5	2,197.0

Income/(Loss) from continuing operations before income taxes	9.4	(133.7)	(32.0)	(93.4)
Income tax (expense)/benefit	(3.3)	46.0	11.2	32.6

Income/(Loss) before extraordinary item	6.1	(87.7)	(20.8)	(60.8)
Discontinued operations:
Loss from real estate operations held for sale, net of income tax benefit of $1.4 million in 2002 and $0 in 2001	(2.5)	—	(2.5)	—

Net Income/(Loss)	3.6	(87.7)	(23.3)	(60.8)

Operating Income:
Net income (loss)	$3.6	$(87.7)	$(23.3)	$(60.8)
Adjustments:
Realized losses included in the 4th Quarter Charges	—	13.1	—	13.1
Net realized losses/(gains) from investments (after tax)	29.5	(0.4)	69.2	(1.2)

Operating income (loss)	33.1	(75.0)	45.9	(48.9)
Operating losses included in the 4th Quarter Charge	5.0	81.9	5.0	81.9
Litigation related charges	—	—	4.5	—
Final payment from transferred pension business	(31.3)	—	(31.3)	—
Venture capital (gain) loss	(8.5)	—	(3.6)	9.1

Operating (loss) income, as adjusted	$(1.7)	$6.9	$20.5	$42.1

Diluted Per Share Amounts:
Net Income (Loss)	$0.08	$(1.84)	$(0.49)	$(1.25)
Operating Income (Loss)	$0.70	$(1.57)	$0.97	$(1.01)
Adjusted Operating Income (Loss)	$(0.04)	$0.14	$0.43	$0.87

Share Data (see Note 1):
Weighted-average Shares Outstanding	46,923,822	47,786,913	47,582,799	48,608,379
Plus: Incremental Shares from Assumed Conversion of Diluted Securities	180,266	—	—	—

Weighted-average Shares in Diluted Per Share Calculations	47,104,088	47,786,913	47,582,799	48,608,379

Note 1: 1,026,791; 1,227,397; and 1,333,745 shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended December 31, 2001 and for the years ended December 31, 2002 and 2001, respectively, because their inclusion would be anti-dilutive.

Exhibit II

SUMMARY CONSOLIDATED BALANCE SHEET DATA

($ in millions, except per share amounts)

As of December 31, 2002
Assets:
Invested assets (including cash and cash equivalents)	$12,717.7
Separate account assets	4,140.6
Other assets	3,067.4

Total assets	$19,925.7

Liabilities:
Policyholders’ liabilities	$11,018.8
Separate account liabilities	4,137.6
Short-term debt	7.0
Long-term debt	876.9
Other liabilities	1,886.9

Total liabilities	17,927.2

Shareholders’ equity:
Equity	1,938.7
Accumulated comprehensive income	59.8

Total shareholders’ equity	1,998.5

Total liabilities and shareholders’ equity	$19,925.7

Per share amounts:
Diluted book value per share	$42.54

Diluted book value per share (Ex. Accumulated Comprehensive Income)	$41.26

Note 1: As a result of the expiration of the group pension transaction at December 31, 2002 and the recognition of earnings from the Final Value Payment from Aegon, the Company has no further interest in the transferred assets and liabilities and, accordingly, such assets and liabilities are no longer reflected on our balance sheet.

Exhibit III

SEGMENT INFORMATION

The following chart presents MONY’s protection and accumulation sales for the quarter as well as revenue generated from the company’s retail brokerage and investment banking segment.

	Three-Month Period Ended 12/31/02	Three-Month Period Ended 12/31/01	Year Ended 12/31/02	Year Ended 12/31/01
New Business ($ millions)
Protection Products
Career Agency System	13.9	25.8	63.6	$86.7
U.S. Financial Life Insurance Company	18.0	14.8	55.8	49.0
Complementary Distribution [1]	28.4	22.2	159.6	79.0

Total New Life Insurance Premiums	60.3	$62.8	279.0	$214.7

Accumulation Products
Variable Annuities	$88	$121	405	393
Fixed Annuities [2]	90	—	138	—
Career Agency System – Mutual Funds	48	71	231	359
Third Party Distribution – Mutual Funds	262	213	1,007	962

Total Accumulation	$488	$405	$1,781	$1,714

Revenues ($ millions)
Retail Brokerage & Investment Banking
Advest [3,4]	$77.1	$71.5	$313.5	$275.2
MONY Securities Corp.	11.8	10.5	44.8	43.6
Other	2.7	1.0	4.0	3.0

Total Revenue	$91.6	$83.0	$362.3	$321.8

[1]	primarily corporate- and bank-owned life insurance.
[2]	$42 million and $69 million were sold through the retail channels for the quarter and year respectively. $48 million and $69 million were sold through the brokerage channel for the quarter and year respectively.
[3]	The Advest acquisition closed on February 1, 2001. Revenue for year-ended December 31, 2001 is proforma to include January.
[4]	Lebenthal, acquired by Advest in late 2001, and Babson, acquired by Advest on May 31, 2002, account for approximately $5.2 million and $21.6 million of revenue in the fourth quarter and full year of 2002 respectively.